             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON AUGUST 15, 2000

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      BOTTOMLINE TECHNOLOGIES (de), INC.
            (Exact Name of Registrant as Specified in its Charter)

                                   DELAWARE
                  ------------------------------------------
        (State or other Jurisdiction of Incorporation or Organization)

                                  02-0433294
                   ---------------------------------------
                    (I.R.S. Employer Identification Number)

               155 Fleet Street, Portsmouth, New Hampshire 03801
                                (603) 436-0700
         ------------------------------------------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Daniel M. McGurl
         Chairman of the Board, President and Chief Executive Officer
                      Bottomline Technologies (de), Inc.
                               155 Fleet Street
                        Portsmouth, New Hampshire 03801
                                (603) 436-0700
          ---------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                With a copy to:

                             John A. Burgess, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
          ---------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
 Title of Shares to be      Amount to be           Proposed              Proposed            Amount of
      Registered             Registered        Maximum Price Per         Maximum          Registration Fee
                                                   Share (1)        Aggregate Offering
                                                                        Price (1)
        Common            615,764 shares (2)       $26.38              $16,243,854             $4,288
   Stock, $.001 par
   value per share
---------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457 under the Securities Act, based upon the average of the reported high and low sales prices of the Common Stock on the Nasdaq National Market on August 14, 2000.
     (2) Includes 307,882 shares of common stock issuable upon the exercise of a common stock purchase warrant.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The Shares are being registered for re-sale not by the Company. These securities may not be sold nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the holder of the securities is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated August 15, 2000

                      BOTTOMLINE TECHNOLOGIES (de), INC.

                        615,764 SHARES OF COMMON STOCK

                               ----------------

     This prospectus relates to registering for resale shares of common stock, and shares of common stock underlying a common stock purchase warrant, that Bottomline Technologies (de), Inc. (referred to in this prospectus as "Bottomline," or the "Registrant") issued and sold to Nevada Bond Investment Corp. II, a subsidiary of United Technologies Corporation, on June 9, 2000.

     The prices at which Nevada Bond Investment Corp. II, or its pledgees, donees, transferees or other successors-in-interest, collectively termed the "selling stockholder," may sell the shares registered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. Bottomline will not receive any proceeds from the sale of the shares.

     Bottomline's common stock is listed on the Nasdaq National Market under the symbol "EPAY". On August 14, 2000, the last reported sale price of Bottomline's common stock was $28 1/8.

                              ------------------
     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

                              ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ________, 2000.

TABLE OF CONTENTS                                           PAGE
Bottomline............................................       2

Risk Factors..........................................       2

Special Note Regarding Forward-Looking Statements.....       7

Use of Proceeds.......................................       7

Selling Stockholder...................................       7

Plan of Distribution..................................       9

Legal Matters........................................       11

Experts..............................................       11

Where You Can Find More Information..................       11

Incorporation by Reference...........................       11

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Bottomline, the selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                  BOTTOMLINE

     Bottomline's principal executive offices are located at 155 Fleet Street, Portsmouth, New Hampshire, and our telephone number is (603) 436-0700. Unless the context otherwise requires, references in this prospectus to "Bottomline," "the Registrant," "we," "us" and "our" refers to Bottomline Technologies (de), Inc.

                                 RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

  A SIGNIFICANT PERCENTAGE OF OUR REVENUES TO DATE HAVE COME FROM OUR PAYMENT MANAGEMENT OFFERINGS AND, FOR THE NINE MONTHS ENDED JUNE 30, 2000, FROM OUR NEW BILL PRESENTMENT AND CASH MANAGEMENT PRODUCTS, AND OUR PERFORMANCE WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THESE OFFERINGS

  A significant percentage of our revenues to date have come from the license and maintenance of our payment management offerings and sales of related products and services and, for the nine months ended June 30, 2000, from our new bill presentment and cash management products. Any reduction in demand for our payment management solutions, or lack of meaningful growth in the market for electronic and payment management solutions could have a material adverse effect on our business, operating results and financial condition. Our future performance will depend to a large degree upon the market acceptance of PayBase as a payment management solution. Our prospects will also depend upon enterprises seeking to enhance their payment functions to integrate electronic payment capabilities. In addition, our future results will depend on the continued market acceptance of desktop software for use in a departmental setting, including our LaserCheck solution, as well as our ability to introduce enhancements to meet the market's evolving needs for secure, payment management solutions.

OUR FUTURE FINANCIAL RESULTS WILL DEPEND UPON MARKET ACCEPTANCE OF OUR NEW BILL PRESENTMENT AND CASH MANAGEMENT PRODUCTS

  If the bill presentment and cash management software products that we acquired in recent acquisitions do not achieve market acceptance, our future financial results will be adversely affected. We acquired NetTransact bill presentment software from The Northern Trust Company, a financial institution, in July 1999. General availability of the NetTransact product was announced in February 2000. We acquired the web-based BankQuest cash management software in our acquisition of Integrated Cash Management Services, Inc. in October 1999. BankQuest was commercially introduced in April 2000 and is now generally available. If either of these products has any unanticipated performance problems or bugs, or does not enjoy wide commercial success, our long-term business strategy would be adversely affected.

OUR FIXED COSTS MAY LEAD TO FLUCTUATIONS IN OPERATING RESULTS IF OUR REVENUES ARE BELOW EXPECTATIONS, AND IF OUR OPERATING RESULTS ARE BELOW EXTERNAL EXPECTATIONS, THE MARKET PRICE OF OUR STOCK MAY FALL.

 A significant percentage of our expenses, particularly personnel costs and rent, are relatively fixed, and based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues may cause significant fluctuations in operating results in any quarter. Quarterly operating results that are below the expectations of public market analysts could adversely affect the market price for our common stock. Factors that could cause these fluctuations include the following:

  . The timing of orders and longer sales cycles, particularly due to any increase in average selling prices of our software solutions;

  . the timing and market acceptance of new products or product enhancements by either us or our competitors;

  . the timing of product implementations, which are highly dependent on customers' resources and discretion;

  . the incurrence of costs relating to the integration of software products and operations in connection with acquisitions of technologies or businesses;

  . delivery interruptions relating to equipment and supplies purchased from third-party vendors, which could delay system sales; and

  . economic conditions which may affect our customers' and potential customers' budgets for technological expenditures.

  Because of these factors, we believe that period to period comparisons of our results of operations are not necessarily meaningful.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW AND ENHANCED SOFTWARE, SERVICES AND RELATED PRODUCTS

  The bill presentment, payment and cash management software markets in which we compete are subject to rapid technological change and our success is dependent on our ability to develop new and enhanced software, services and related products that meet our evolving market needs. Trends which could have a critical impact on us include:

  . rapidly changing technology that could require us to make our products compatible with new database or network systems;

  . evolving industry standards and mandates, such as those mandated by the National Automated Clearing House Association and by the Debt Collection Improvement Act of 1996; and

  . developments and changes relating to the Internet that we must address as we introduce new products.

  If we are unable to develop and introduce new products, or enhancements to existing products, in a timely and successful manner, our business, operating results and financial condition could be materially adversely affected.

OUR SUCCESS DEPENDS ON THE WIDE-SPREAD ADOPTION OF THE INTERNET AND GROWTH OF ELECTRONIC BUSINESS

  Our future success will in large part depend upon the willingness of businesses and financial institutions to adopt the Internet as a medium of e-commerce. These entities will probably accept this new medium only if the Internet provides substantially greater efficiency and enhances their competitiveness. There are critical issues involved in the commercial use of the Internet which are not yet fully resolved, including concerns regarding the
Internet's:

  .  security;

  .  reliability;

  .  ease of access; and

  .  quality of services.

  To the extent that any of these issues inhibit or limit the adoption of the Internet as a medium of e-commerce, our business prospects could be adversely affected. If electronic business does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, THE DEMAND FOR OUR PRODUCTS AND SERVICES MAY DEREASE

  Our future success will depend, in part, on the maintenance of the Internet infrastructure. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not continue to support the demands placed on it and, as a result, the performance or reliability of the Internet may be adversely affected. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. The infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed or maintained. Any failure in performance or reliability of the Internet could adversely affect the demand for our products and services and, consequently, hurt our operating results.

INCREASED GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR PRODUCTS AND SERVICES

  The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and to the e-commerce in particular. Legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could decrease demand for our products and services and thus have a material and adverse effect on our business, results of operations and financial condition.

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY PROBLEMS WITH THIRD-PARTY HARDWARE THAT WE RESELL

  Any problems with third-party hardware that we resell could harm our customer relationships, industry credibility and financial condition. In a prior fiscal year, we experienced a significant problem with a third-party printer that we were then reselling which had a material adverse effect on our operating results. Any repetition of these or similar problems with third party hardware could have a material adverse effect on our business, operating results and financial condition.

INCREASED COMPETITION MAY RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES

  The market for bill presentment, payment and cash management software is intensely competitive and characterized by rapid technological change. Growing competition may result in price reductions of our products and services, reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, operating results and financial condition. Some competitors in our market have longer operating histories, significantly greater financial, technical, marketing and other resources, greater brand recognition and a larger installed customer base than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. We also expect to face additional competition as other established and emerging companies enter the market for payment management solutions.

RAPID GROWTH COULD STRAIN OUR PERSONNEL, SYSTEMS AND CONTROLS

  In the past, rapid growth has strained our managerial and other resources. Our ability to manage any future growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support any future growth. If we are not able to manage growth effectively, should it occur, the quality of our services, our ability to retain key personnel and our business, operating results and financial condition could be materially adversely affected.

WE DEPEND ON A FEW KEY EMPLOYEES WHO ARE SKILLED IN E-COMMERCE, PAYMENT METHODOLOGY AND INTERNET AND OTHER TECHNOLOGIES

  Our success depends upon the efforts and ability of our executive officers and key technical employees who are skilled in e-commerce, payment methodology and regulation, and Internet, database and network technologies. We currently do not maintain "key man" life insurance policies on any of our employees. While some of our executive officers have employment agreements with us, the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

WE MUST ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL WITH KNOWLEDGE OF ELECTRONIC PAYMENTS AND BILL PRESENTMENT AND THE BANKING INDUSTRY

  We are dependent upon the ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in electronic payment and bill presentment technology and knowledge of the banking industry. Competition for qualified personnel is intense. In addition, our corporate headquarters location in Portsmouth, New Hampshire may limit our access to skilled personnel. Any failure to attract, hire or retain qualified personnel could have a material adverse effect on our business, operating results and financial condition. In addition, we plan to expand our sales and marketing and customer support organizations. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We cannot assure you that we will be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

UNDETECTED BUGS IN OUR SOFTWARE COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR SOFTWARE AND DEMAND FOR OUR PRODUCTS

  Our software products could contain errors or "bugs" that we have not been able to detect which could adversely affect their performance and reduce demand for our products. Any defects or errors in new products, such as NetTransact or BankQuest, or enhancements could harm our customer relationships and result in negative publicity regarding us and our products, which could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS

  Because our software and hardware products are designed to provide critical payment management functions, we may be subject to significant product liability claims. Our insurance may not be sufficient to cover us against these claims or may not be available at all. A product liability claim brought against us, even if not successful, could require us to spend significant time and money in litigation. As a result, any such claim, whether successful or not, could seriously damage our reputation and harm our business, operating results and financial condition.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS AND OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE FAIL TO ADEQUATELY INTEGRATE ACQUIRED BUSINESSES OR OTHERWISE REALIZE INTENDED BENEFITS

  As part of our overall business strategy, we pursue strategic acquisitions and from time to time engage in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. Any acquisition could result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, or the incurrence of debt or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our business, operating results and financial condition. In addition, acquisitions involve numerous risks, including:

  . difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

  .  the diversion of management's attention from other business concerns;

  .  risks of entering markets in which we have no or limited prior experience;
     and

  .  the potential loss of key employees of the acquired company.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

  We rely upon a combination of patent, copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. However, we cannot assure you that our patents, pending applications that may be issued in the future, or other intellectual property will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the patents will not be challenged, invalidated or circumvented. We enter into agreements with our employees and clients that seek to limit and protect the distribution of proprietary information. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS

  In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. These claims could require us to spend significant sums in litigation, pay damages, delay product installments, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim. These claims could have a material adverse effect on our business, operating results and financial condition.

THE MARKET PRICE OF OUR COMMON STOCK HAS EXPERIENCED, AND MAY CONTINUE TO BE SUBJECT TO, EXTREME PRICE AND VOLUME FLUCTUATIONS

  Stock markets in general, and The Nasdaq Stock Market in particular, have experienced extreme price and volume fluctuations. Broad market fluctuations of this type may adversely affect the market price of our common stock.

  The market price of our common stock has experienced, and may continue to be subject to extreme fluctuations due to a variety of factors, including:

  .  public announcements concerning us, our competitors or our industry;

  .  fluctuations in operating results;

  .  introductions of new products or services by us or our competitors;

  .  adverse developments in patent or other proprietary rights;

  .  changes in analysts' earnings estimates;

  .  announcements of technological innovations by our competitors; and

  .  general and industry-specific business, economic and market conditions.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO THE EXPECTED VOLATILITY OF OUR COMMON STOCK

  In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management's attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE ACCOUNTING CHARGES IN CONNECTION WITH THE ISSUANCE OF WARRANTS

  During the quarter ended June 30, 2000, we incurred a non-cash charge in connection with the issuance of warrants to a strategic partner and to the selling shareholder, a subsidiary of United Technologies Corporation. In the future, we may experience similar accounting charges to the extent we issue warrants to channel partners or others.

THE FUTURE SALE OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

  If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding warrants and options to purchase a total of 2,688,309 shares of our common stock as of August 14, 2000, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

          Any forward-looking statements in this prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.


                                USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares by the selling stockholder, including any shares sold following the exercise of the warrant.

          The selling stockholder will pay any selling commissions and expenses incurred by it for brokerage, accounting or tax services or other expenses incurred by the selling stockholder in disposing of its shares (other than the reasonable fees and expenses of the selling shareholder's counsel), as well as any transfer taxes on the shares that it sells. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, blue sky fees and expenses and reasonable fees and expenses of counsel of the selling stockholder.

                              SELLING STOCKHOLDER

     The following table sets forth the number of shares beneficially owned by the selling stockholder. Beneficial ownership is calculated based on requirements of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock issuable under the common stock purchase warrant that is currently exercisable are deemed outstanding for computing the percentage of ownership of the selling stockholder. The selling stockholder's parent company, United Technologies Corporation, licenses Bottomline's NetTransact software. Aside from this license, the selling stockholder has not had a material relationship with Bottomline within the past three years other than as a result of the ownership of the shares described in the table below. No estimate can be given as to the amount of shares covered by this prospectus that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below.

-------------------------------------------------------------------------------------------------------

Name of Selling stockholder             Number of Shares         Percent of      Number of Shares
                                        Beneficially Owned       Outstanding     Registered for Sale
                                        as of August 14, 2000    Shares of        Hereby (1)
                                                               Common Stock
-------------------------------------------------------------------------------------------------------
Nevada Bond Investment Corp. II            615,774 (2)             5.5              615,774 (2)
(a subsidiary of United Technologies
  Corporation)
-------------------------------------------------------------------------------------------------------

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock split, stock dividend or similar transaction, as well as any additional shares of common stock which may be issued pursuant to anti-dilution provisions applicable to the common stock purchase warrant.
(2) Includes 307,882 shares of common stock issuable pursuant to a common stock purchase warrant which is currently exercisable.

                             PLAN OF DISTRIBUTION

     We are registering 615,764 shares on behalf of the selling stockholder. We issued the shares of common stock covered by this prospectus, and the common stock purchase warrant pursuant to which shares covered by this prospectus are issuable, in a private placement. The term "selling stockholder" includes pledgees, donees, transferees or other successors-in-interest selling the shares covered by this prospectus received from such selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholder may sell the shares covered by this prospectus from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. However, the shares are subject to a lock-up pursuant to which the selling shareholder may not, directly or indirectly, sell, offer to sell, contract to sell, grant any option or warrant for the sale or purchase of, pledge, or otherwise dispose of any of the shares until September 9, 2000. After such date and until December 9, 2000, 66% of the shares shall continue to be subject to lock-up. After December 9, 2000 and until March 9, 2001, 33% of the shares shall continue to be subject to lock-up. After March 9, 2001, none of the shares will be subject to lock-up. The sales of the shares may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares covered by this prospectus to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     -    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholder may sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Bottomline's common stock for a specified period prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. Bottomline will make copies of this prospectus available to the selling stockholder and has informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     Bottomline will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of the selling stockholder and of the participating broker-dealer(s),

     -    the number of shares involved,

     -    the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     -    other facts material to the transaction.

     The selling stockholder will bear all underwriting discounts and selling commissions, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify certain persons, including underwriters, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement, (ii) with respect to the 307,882 shares of common stock issued to the selling shareholder on June 9, 2000, until March 9, 2003, (iii) with respect to the 307,882 shares of common stock issuable upon exercise of the common stock purchase warrant, the date two years from the date that the warrant has been exercised in full, (iv) such time as all of the shares covered by this prospectus have been sold pursuant to Rule 144 of the Securities Act, (v) such time as all of the shares covered by this prospectus cease to be outstanding, or (vi) such time as all of the shares covered by this prospectus have been transferred in a transaction in which the selling shareholder's rights and obligations under the investor rights agreement between Bottomline and the selling shareholder were not assigned in accordance with that agreement.

                                 LEGAL MATTERS

     The validity of the common stock being offered has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedule of Bottomline Technologies (de), Inc. appearing in Bottomline Technologies (de), Inc.'s annual report (Form 10-K) at June 30, 1999 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              RECENT DEVELOPMENTS

     On August 9, 2000 Bottomline announced its quarterly and annual results for the quarter and year ended June 30, 2000. Revenues for the quarter ended June 30, 2000 were $15.4 million, a 44% increase over the fourth quarter of fiscal 1999. Software license fees were $8.2 million, a 92% increase over the fourth quarter of fiscal 1999. The net loss for the quarter ended June 30, 2000 was $11.5 million or $1.05 per share. Revenues for the year ended June 30, 2000 were $49.1 million and included software license fees of $19.5 million. The net loss for the year ended June 30, 2000 was $14.3 million or $1.33 per share.

     Included in the net loss for the quarter and year ended June 30, 2000 was a charge of $11.9 million associated with warrants to purchase common stock issued to a strategic partner and to a subsidiary of United Technologies Corporation. In addition, in the quarter and year ended June 30, 2000, Bottomline had charges for amortization of acquisition related intangibles of $880,000 and $2.3 million, respectively. Also, in the year ended June 30, 2000, the Company had a charge for in-process research and development associated with its acquisition which totaled $3.9 million.

     During the quarter ended June 30, 2000, Bottomline sold common stock and warrants to a subsidiary of United Technologies Corporation for cash of approximately $10 million. This subsidiary is the selling shareholder.

     Pro forma net income for the fourth quarter, excluding infrequent charges and acquisition-related amortization, was $1.0 million. On a diluted basis, pro forma earnings per share were $0.09. In connection with the issuance of the warrants described above, the Company recorded an infrequent non-cash charge of $11.9 million. Operating expenses recorded during the fourth quarter also included $880,000 of amortization of acquisition-related intangible assets.

     Pro forma net income for the fiscal year ended June 30, 2000, excluding infrequent charges and acquisition-related amortization, was $1.5 million. On a diluted basis, pro forma earnings per share for the fiscal year were $0.13.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission 's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from its Internet web site.


                          INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder sells all of the securities that we have registered in this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We have incorporated by reference into this prospectus the following documents we filed with the Securities and Exchange Commission:

     (i) the Annual Report on Form 10-K for the fiscal year ended June 30, 1999,

     (ii)   the Current Report on Form 8-K filed on November 9, 1999, and

     (iii) the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1999, December 31, 1999 and March 31,
            2000, and

     (iv) the description of the common stock contained in our Registration Statement on Form 8-A dated January 12, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Bottomline Technologies (de), Inc., 155 Fleet Street, Portsmouth, New Hampshire 03801, (603) 436-0700.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting or tax services or any other expenses incurred by the selling stockholder in disposing of the shares (other than the reasonable fees and expenses of the selling shareholder's counsel).

SEC Registration Fee ..................................      $ 4,288
Accounting Fees and Expenses ..........................       13,000
Legal Fees and Expenses................................       20,000
Transfer Agent Fees....................................            0
Printing Fees .........................................        1,000
Miscellaneous Expenses ................................            0
                                                             -------
Total .................................................      $38,288
                                                             =======
-- *All fees are estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS

Exhibit No.         Description
-----------         -----------

4.1*                Amended and Restated Certificate of Incorporation of the
                    Registrant

4.2*                Amended and Restated By-laws of the Registrant

4.3* Specimen Certificate for Shares of Common Stock, $.001 par value per share, of the Registrant.

4.4 Stock Purchase Agreement by and among the Registrant and Nevada Bond Investment Corp. II, dated June 9, 2000.

4.5 Investor Rights Agreement by and among the Registrant and Nevada Bond Investment Corp. II, dated June 9, 2000.

5.1                 Opinion of Hale and Dorr LLP

23.1                Consent of Ernst & Young LLP

23.2 Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

24                  Power of Attorney (included on Page II-4 of this
                    registration statement)
_____________
* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-67309).


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of New Hampshire, as of this 15th day of August, 2000.

                                   BOTTOMLINE TECHNOLOGIES (de), INC.
                                   (Registrant)

                                   By: /s/ Daniel M. McGurl
                                      ------------------------
                                   Daniel M. McGurl
                                   Chairman of the Board, President
                                   and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Bottomline Technologies (de), Inc., hereby severally constitute Daniel M. McGurl, Robert A. Eberle and John A. Burgess, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Bottomline Technologies (de), Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                              Title                                 Date
---------                              -----                                 ----

/s/ Daniel M. McGurl                 Chairman of the Board, President and    August 15, 2000
--------------------------
    Daniel M. McGurl                 Chief Executive Officer (Principal
                                     Executive Officer)

/s/  Robert A. Eberle                Executive Vice President, Chief         August 15, 2000
--------------------------
     Robert A. Eberle                Financial Officer and Treasurer
                                     (Principal Financial and Accounting
                                     Officer)

/s/ Joseph L. Mullen                 Executive Vice President, Operations    August 15, 2000
--------------------------
    Joseph L. Mullen                 and Director

/s/ James L. Loomis                  Senior Executive Advisor and Director   August 15, 2000
--------------------------
    James L. Loomis

/s/  Joseph L. Barry, Jr.              Director                              August 15, 2000
--------------------------
     Joseph L. Barry, Jr.

/s/ Dianne Gregg                     Director                                August 15, 2000
--------------------------
    Dianne Gregg

/s/ James W. Zilinski                Director                                August 15, 2000
--------------------------
    James W. Zilinski

EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

4.1*    Amended and Restated Certificate of Incorporation of the Registrant

4.2*    Amended and Restated By-laws of the Registrant

4.3*    Specimen Certificate for Shares of Common Stock, $.001 par value per share, of the Registrant.

4.4 Stock Purchase Agreement by and among the Registrant and Nevada Bond Investment Corp. II, dated June 9, 2000.

4.5 Investor Rights Agreement by and among the Registrant and Nevada Bond Investment Corp. II, dated June 9, 2000.

5.1     Opinion of Hale and Dorr LLP

23.1    Consent of Ernst & Young LLP

23.2 Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

24      Power of Attorney (included on Page II-4 of this registration statement)
--------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-67309).